Exhibit (g) (i) (B)
REYNOLDS FUNDS, INC.
FIRST AMENDMENT TO THE CUSTODY AGREEMENT

THIS FIRST AMENDMENT, effective as of  January, 1, 2013,  to the Custody Agreement, dated as of November 6, 2008, (the "Agreement"), is entered by and between Reynolds Funds, Inc., a Maryland corporation (the "Corporation") and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS
WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the Fund and USBFS desire to amend the fees and the length of the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Article XIII, Section 13.01, 13.02 and 13.03 shall be superseded and replaced with the following:

13.01                      Effective Period.  This Agreement shall become effective as January 1, 2013 and will continue in effect for a period of five years.

13.02                      Termination.  Subsequent to the five-year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  In addition, the Company may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction

13.03                      Early Termination.  In the absence of any material breach of this Agreement, should the Company elect to terminate this Agreement prior to the end of the five year term, the Company agrees to pay the following fees:

a) All monthly fees through the life of the contract, including the repayment of any negotiated discounts;
b) All fees associated with converting services to a successor service provider;
c) All fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
All out-of-pocket costs associated with a-c above

Exhibit D is hereby superseded and replaced with Amended Exhibit D attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

REYNOLDS FUNDS, INC.	U.S. BANK N.A.

By: /s/Frederick Reynolds	By:/s/ Michael R. McVoy
Printed Name: Frederick Reynolds	Printed Name: Michael R. McVoy
Title: President	Title: Senior Vice President

Amended Exhibit D to the Custody Agreement – Reynolds Fund, Inc.

DOMESTIC CUSTODY SERVICES
ANNUAL FEE SCHEDULE
Reynolds Funds--Effective 01/01/13
Annual Fee Based Upon Market Value Per Fund*
1.00 basis point on average daily market value
Minimum annual fee per fund - $___
Plus portfolio transaction fees

Portfolio Transaction Fees
▪	$___ – Book entry DTC transaction/Federal Reserve transaction/principal paydown

▪	$___ – US Bank Repo agreement/reverse repurchase agreement/time deposit/CD or other non-depository transaction

▪	$___ – Option/ SWAPS/future contract written, exercised or expired
▪	$___– Mutual fund trade/Fed wire/margin variation Fed wire
▪	$___ – Physical transaction
▪	$___ – Check disbursement (waived if U.S. Bancorp is Administrator)
▪  $___ – Segregated account per year
▪	A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
▪	No charge for the initial conversion free receipt.
▪	Overdrafts – charged to the account at prime interest rate plus 2.

Chief Compliance Officer Support Fee (Fund Complex)
▪	$___ /year

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.

*Subject to annual CPI increase, Milwaukee MSA.

Fees are calculated pro rata and billed monthly